Exhibit 99.1

DRI Corporation Notes Continued Growth in U.S. Public Transportation Ridership

DALLAS--(BUSINESS WIRE)--December 16, 2008--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association (APTA), more than 2.8 billion trips were taken via U.S. public transportation in third quarter 2008 – a 6.5 percent increase over third quarter 2007 ridership results.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “This is the largest quarterly increase in public transportation ridership in 25 years, according to APTA. Meanwhile, according to the Federal Highway Administration, the number of vehicle miles traveled on the nation’s highways declined by 4.6 percent in the same period. Since public transit ridership has surged during a period where gas prices and highway travel have declined, we believe there may be a growing demand for additional bus and rail services. We also believe that increased ridership demonstrates the exceptional value of public transportation in today’s economy. As U.S. public transportation ridership increases and more transit vehicles are needed to accommodate the additional riders, we believe that DRI is positioned to help transit decision makers meet passenger expectations and demands. We also believe that we have the ability to capitalize on this significant opportunity to expand DRI’s presence in the domestic market, which currently represents approximately 40 percent of our annual revenues.”

APTA reported that, in third quarter 2008, light rail (modern streetcars, trolleys, and heritage trolleys) had the highest percentage of ridership increase among all modes, with an 8.5 percent increase. Bus ridership posted the second largest ridership increase at 7.2 percent. Commuter rail ridership grew by 6.3 percent and heavy rail (subways and elevated trains) ridership increased by 5.2 percent.

APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation.

For the complete APTA ridership report, visit http://www.apta.com/research/stats/ridership.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA’s beliefs and predictions about the public transit industry and any implied trends or patterns regarding increased transit ridership, management’s beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth, as well as any statement, express or implied, concerning future events or expectations or those which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including risks and uncertainties that APTA’s beliefs and predictions about the public transit industry are incorrect, the risk that the data may not indicate trends or patterns regarding increased transit ridership, or risks that management’s beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com